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                                                                    Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-4 of WHX Corporation of our report dated February 10, 1998, except as to Note R, which is as of April 10, 1998, relating to the consolidated financial statements of WHX Corporation, which appears in such Prospectus. We also consent to the references to us under the headings "Experts," "Summary Consolidated Financial Data," and "Selected Consolidated Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Summary Consolidated Financial Data" or such "Selected Consolidated Financial Data."


[Price Waterhouse LLP Signature]

Pittsburgh, Pennsylvania
May 6, 1998